UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

PRIMO WATER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Primo Water Corporation
101 North Cherry Street, Suite 501
Winston-Salem, North Carolina 27101

March 29, 2016

Dear Stockholder:

We are pleased to invite you to the 2016 annual meeting of stockholders of Primo Water Corporation to be held at 1:00 p.m., Eastern Time, on April 28, 2016 at our corporate headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

The agenda for the 2016 annual meeting of stockholders includes:

•	the election of two (2) Class III directors for three-year terms; and

•	the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for our 2016 fiscal year.

The Board of Directors unanimously recommends that you vote FOR election of the director nominees and FOR ratification of the appointment of BDO USA, LLP.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting.  The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

Billy D. Prim
Chairman and Chief Executive Officer

PRIMO WATER CORPORATION
101 North Cherry Street, Suite 501
Winston-Salem, North Carolina 27101

Notice of 2016 Annual Meeting of Stockholders

Time and Date:	1:00 p.m., Eastern Time, on Thursday, April 28, 2016

Place:	Primo Water Corporation’s corporate headquarters 101 North Cherry Street, Suite 501 Winston-Salem, North Carolina 27101

Items of Business:	1.	Election of two directors nominated by our Board of Directors as Class III directors to serve until the 2019 annual meeting of stockholders;

	2.	Ratification of the Audit Committee’s appointment of BDO USA, LLP as our independent registered public accounting firm for 2016; and

	3.	Other matters if properly raised.

Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on March 4, 2016.

Voting:	For voting instructions, please refer to your enclosed proxy card or the voting instruction card provided by your bank or broker. Additional information about voting is also included in the accompanying proxy statement. Please vote as soon as possible to record your vote, even if you plan to attend the annual meeting in person.

Meeting Admission:	Attendance at the annual meeting is limited to stockholders as of the close of business on March 4, 2016, holders of valid proxies for the annual meeting and our invited guests.

By Order of the Board of Directors,

Mark Castaneda
Chief Financial Officer

March 29, 2016

Important Notice Regarding the Availability of
Proxy Materials for the 2016 Annual Meeting of Stockholders
to be held on April 28, 2016

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.

i

PROXY STATEMENT

The Board of Directors of Primo Water Corporation (“Primo” or the “Company”) is providing these materials to you in connection with Primo’s annual meeting of stockholders.  The annual meeting will take place on Thursday, April 28, 2016, at 1:00 p.m. Eastern Time.  The annual meeting will be held at our corporate headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.  The annual meeting notice, proxy statement and form of proxy are expected to be first sent to stockholders on or about March 29, 2016.

General Information

Why am I receiving these materials?

You are receiving these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting.  The proxy statement includes information that we are required to provide you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

Our Board of Directors is asking for your proxy.  This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct.  All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•	the Proxy Statement for the annual meeting;

•	a proxy card for the annual meeting; and

•	our Annual Report on Form 10-K for the year ended December 31, 2015.

What items will be voted on at the annual meeting?

There are three proposals scheduled to be voted on at the annual meeting:

•	the election of the two directors nominated by our Board of Directors as Class III directors to serve until the 2019 annual meeting of stockholders; and

•	the ratification of the Audit Committee’s appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2016.

The Board of Directors is not aware of any other matters to be brought before the meeting.  If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our Board of Directors recommends that you vote your shares:

•	“FOR” the two directors nominated by our Board of Directors as Class III directors to serve until the 2019 annual meeting of stockholders; and

•	“FOR” the ratification of the Audit Committee’s appointment of BDO as our independent registered public accounting firm for 2016.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•	stockholders as of the close of business on March 4, 2016;

•	holders of valid proxies for the annual meeting; and

•	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board of Directors set March 4, 2016 as the record date.  All record holders of Primo common stock as of the close of business on that date are entitled to vote.  Each share of common stock is entitled to one vote.  As of the record date, there were 25,815,586 shares of common stock outstanding.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Primo stock is reflected directly on the books and records of our transfer agent, Wells Fargo Bank, N.A.  If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record.  For shares held in street name, the stockholder of record is your bank, broker or similar organization.  We only have access to ownership records for the registered shares.  If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.  As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

How do I vote?

You may vote by any of the following methods:

•	In person. You may vote in person at the meeting. If you hold shares in street name, you must also obtain a proxy from the stockholder of record authorizing you to vote your shares.

•	By mail. You may vote by signing and returning the proxy card or voting instruction card provided.

•	Via the Internet. You may vote via the Internet by following the instructions provided in the accompanying proxy card or the voting instruction card provided.

•	Beneficial owners of shares held in “street name.” You may vote by following the instructions provided by your bank or broker.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

•	Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to Primo Water Corporation, Attention: Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101 or by submitting another vote on or before April 28, 2016. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record.  If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.”  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.  If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares.  This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”) is considered to be a non-routine matter under applicable rules.  A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

The ratification of the appointment of BDO as our independent registered public accounting firm for 2016 (“Proposal 2”) is considered to be a routine matter under applicable rules.  A broker or other nominee may generally vote on routine matters, and we do not expect there to be any broker non-votes with respect to Proposal 2.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for the transaction of business at the annual meeting.  This is called a quorum.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•	Proposal 1, Election of Directors. The two nominees receiving the highest number of votes will be elected as the Class III directors to serve until the 2019 annual meeting of stockholders.

•	Proposal 2, Ratification of Independent Registered Public Accounting Firm. The ratification of the Audit Committee’s appointment of BDO as our independent registered public accounting firm for 2016 will be approved if a majority of the votes of stockholders present in person or by proxy with respect to this matter are cast in favor of the proposal.

How are abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.  Broker non-votes and abstentions are not counted as votes cast on any proposal considered at the annual meeting and, therefore, will have no effect on the proposal regarding the election of directors.  We expect no broker non-votes on the proposal regarding the ratification of the appointment of BDO as our independent registered public accounting firm for 2016, and abstentions will have no effect on this proposal.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.  In addition to soliciting the proxies by mail, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

Primo will announce preliminary or final voting results at the annual meeting and publish final results in a Form 8-K filed with the SEC within four business days of the completion of the meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2017 annual meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Primo’s Proxy Materials.  Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders must be received no later than November 29, 2016.  In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.  Stockholder proposals must be delivered to Primo’s Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

Requirements for Stockholder Proposals to Be Brought Before the 2017 Annual Meeting of Stockholders. Notice of any director nomination or other proposal that you intend to present at the 2017 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders, must be delivered to Primo’s Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101 not earlier than the close of business on December 29, 2016 and not later than the close of business on January 28, 2017.  In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2017 annual meeting of stockholders.

Principal Stockholders

The following table provides information about the beneficial ownership of our common stock as of March 4, 2016 by:

•	each person that owned more than 5% of our outstanding common stock as of such date;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors, director nominees and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power.  Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of March 4, 2016 through the exercise of any warrant, stock option or other right.  Except as noted, and subject to community property laws where applicable, we believe that the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated in the notes below, the address for each of the individuals listed below is c/o Primo Water Corporation, 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percentage of Common Stock Outstanding (%)(1)

Billy D. Prim	2,666,916	(2)	10.2

Zelman Capital, LLC	1,938,148	(3)	7.5

Manatuck Hill Partners, LLC	1,782,900	(4)	6.9

Akre Capital Management, LLC	1,679,313	(5)	6.5

Richard A. Brenner	161,125	(6)	*

Susan E. Cates	15,873	(7)	*

Jack C. Kilgore	134,693	(8)	*

Malcolm McQuilkin	490,062	(9)	1.9

David L. Warnock	996,645	(10)	3.8

Mark Castaneda	391,493	(11)	1.5

Matthew T. Sheehan	159,756	(12)	*

Directors, director nominees and current executive officers as a group (8 individuals)	5,016,563		18.7

* Represents beneficial ownership of less than 1.0%.

(1)	A total of 25,815,586 shares of common stock were outstanding on March 4, 2016.

(2)	Consists of (a) 2,332,878 shares of common stock held directly (419,705 of which are pledged as security); (b) 175,460 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable (4,218 of which are pledged as security); (c) 91,500 shares of common stock issuable upon the exercise of stock options held directly that are presently exercisable or become exercisable within 60 days of the record date; (d) 4,791 shares of common stock held by BD Prim, LLC (as to which he has shared voting and investment power); (e) 4,791 shares held by the Billy D. Prim Revocable Trust (as to which he has shared voting and investment power); (f) 23,957 shares of common stock held by 2010 Irrevocable Trust fbo Sarcanda W. Bellissimo (as to which he has shared voting and investment power); (g) 23,957 shares of common stock held by 2010 Irrevocable Trust fbo Anthony Gray Westmoreland (as to which he has shared voting and investment power); (h) 4,791 shares of common stock held by the 2010 Irrevocable Trust fbo Jager Grayln Dean Bellissimo (as to which he has shared voting and investment power); and (i) 4,791 shares of common stock held by the 2010 Irrevocable Trust fbo Joseph Alexander Bellissimo (as to which he has shared voting and investment power). Excludes 8,032 shares of common stock and 1,791 shares of our common stock issuable upon the exercise of warrants held directly by Deborah W. Prim, Mr. Prim’s spouse. Also excludes 872,642 deferred stock units earned under the Company’s Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan. Shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2018, 2019, 2020, 2021 and 2022.

(3)	This information is derived solely from a Schedule 13G/A filed with the SEC on February 16, 2016 in which (a) Zelman Capital, LLC is reported as the beneficial owner of 1,938,148 shares of the Company’s common stock with sole voting power with respect to 1,938,148 shares and sole power to dispose or direct the disposition of 1,938,148 shares; (b) Zelman Capital Master Fund, LLC is reported as the beneficial owner of 1,938,148 shares of the Company's common stock with sole voting power with respect to 1,938,148 shares and sole power to dispose or direct the disposition of 1,938,148 shares; and (c) David S. Zelman is reported as the beneficial owner of 2,037,507 shares of the Company's common stock with sole voting power with respect to 2,037,507 shares and sole power to dispose or direct the disposition of 2, 037,507 shares. Zelman Capital, LLC may be deemed to be a beneficial owner of the shares of the Company’s common stock owned by Zelman Capital Master Fund, LLC as, in its capacity as the general partner and investment manager to Zelman Capital Master Fund, LLC, it has the power to dispose, direct the disposition of, and vote such shares. Mr. Zelman is the Managing Partner of Zelman Capital, LLC. As the control person of Zelman Capital, LLC, Mr. Zelman may be deemed to beneficially own such shares. The address for each of the entities or persons listed in this footnote is 3333 Richmond Rd., Suite 340, Beachwood, OH 44122.

(4)	This information is derived solely from a Schedule 13G filed with the SEC on February 16, 2016 in which Manatuck Hill Partners, LLC is reported as the beneficial owner of 1,782,900 shares of the Company’s common stock with shared voting power with respect to 1,782,900 shares and shared power to dispose or direct the disposition of 1,782,900 shares. The address for each of the entities or persons listed in this footnote is 1465 Post Road East, Westport, CT 068880.

(5)	This information is derived solely from a Schedule 13G/A filed with the SEC on February 16, 2016 in which Akre Capital Management, LLC and Charles T. Akre, Jr. are reported as the beneficial owners of 1,679,313 shares of the Company's common stock with shared voting power with respect to 1,679,313 shares of the Company’s common stock and shared power to dispose or direct the disposition of 1,679,313 shares of the Company’s common stock. Braddock Partners, L.P. is reported as the beneficial owner of 1,503,390 of such shares of the Company’s common stock with shared voting power with respect to 1,503,390 shares of the Company’s common stock and shared power to dispose or direct the disposition of 1,503,390 shares of the Company's common stock. The address for each of the entities or persons listed in this footnote is P.O. Box 998, Middleburg, VA 20118.

(6)	Consists of (a) 129,491 shares of common stock held directly; (b) 6,965 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; (c) 24,385 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date; (d) 142 shares of common stock issuable upon the exercise of warrants held by the ALB-3 Trust, of which he is the trustee, that are presently exercisable; and (e) 142 shares of common stock issuable upon the exercise of warrants held by the ALB-5 Trust, of which he is the trustee, that are presently exercisable. Mr. Brenner may be deemed to have voting and investment power with respect to securities held by the ALB-3 Trust or the ALB-5 Trust and expressly disclaims beneficial ownership of any such securities, except to the extent of his pecuniary interest therein, if any.

(7)	Consists of 15,873 shares of common stock held directly.

(8)	Consists of (a) 106,894 shares of common stock held directly; (b) 5,714 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; and (c) 22,085 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date.

(9)	Consists of (a) 55,027 shares of common stock held directly; (b) 57,143 shares of common stock issuable upon the exercise of warrants held directly that are presently issuable; (c) 32,818 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date; (d) 313,607 shares of common stock held by the Malcolm McQuilkin Living Trust; and (e) 31,467 shares of common stock issuable upon the exercise of warrants held by the Malcolm McQuilkin Living Trust that are presently exercisable. Mr. McQuilkin is a co-trustee of the Malcolm McQuilkin Living Trust and as such, he may be deemed to have shared voting and investment power with respect to such shares. Mr. McQuilkin expressly disclaims beneficial ownership of any such securities held in such trust, except to the extent of his pecuniary interest therein, if any.

(10)	Consists of (a) 78,308 shares of common stock held directly; (b) 24,385 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date; (c) 762,353 shares of common stock held by Camden Partners Strategic Fund III, L.P.; (d) 94,088 shares of common stock issuable upon the exercise of warrants held by Camden Partners Strategic Fund III, L.P. that are presently exercisable; (e) 31,683 shares of common stock held by Camden Partners Strategic Fund III-A, L.P.; (f) 3,911 shares of common stock issuable upon the exercise of warrants held by Camden Partners Strategic Fund III-A, L.P. that are presently exercisable; and (g) 1,917 shares of common stock held by Camden Partners Holdings, LLC. Mr. Warnock is the managing member of the general partner or manager of each of Camden Partners Strategic Fund III, L.P., Camden Partners Strategic Fund III-A, L.P., and Camden Partners Holdings, LLC, and as such, he may be deemed to have voting and investment power with respect to all securities beneficially owned by such entities. Mr. Warnock expressly disclaims beneficial ownership of all the above described securities except to the extent of his pecuniary interest therein, if any.

(11)	Consists of (a) 154,591 shares of common stock held directly; (b) 4,527 shares of common stock issuable upon the exercise of warrants held directly that are presently exercisable; and (c) 232,375 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date. Excludes 698 shares of common stock held directly by Christina V. Castaneda, Mr. Castaneda’s spouse. Also excludes 580,699 deferred stock units earned under the Company’s Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan. Shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2017, 2018, 2019, 2020 and 2021.

(12)	Consists of (a) 8,089 shares of common stock held directly and (b) 151,667 shares of common stock issuable upon the exercise of options held directly that are presently exercisable or become exercisable within 60 days of the record date. Excludes 725,740 deferred stock units earned under the Company’s Value Creation Plan and deferred pursuant to the Company’s Deferred Compensation Plan. Shares of common stock are to be issued with respect to such deferred stock units in equal annual installments in January of 2017, 2018, 2019, 2020 and 2021.

Proposal 1 – Election of Directors

Our Board of Directors consists of three classes of directors, each serving staggered three-year terms.  Richard A. Brenner and Susan E. Cates are both nominated as Class III directors to serve three-year terms until the annual meeting of stockholders in 2019 and until their successors are elected and qualified.  Mr. Brenner and Ms. Cates both currently serve as directors and both have agreed to be named in this proxy statement and serve if elected.

Although we know of no reason why either nominee would not be able to serve, if either such nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by the Board of Directors.

The two nominees receiving the highest number of affirmative votes will be elected as directors to serve until the 2019 annual meeting of stockholders.  Votes withheld by stockholders, broker non-votes and abstentions will have no effect on the outcome of the director elections.

The Board of Directors recommends a vote “FOR” the election of Richard A. Brenner and Susan E. Cates to our Board of Directors.

Nominees and Continuing Directors

Listed below are (i) the two nominees for election to the Board of Directors and (ii) the other members of our Board of Directors whose terms expire in 2017 (our Class I directors) and 2018 (our Class II directors).  The following paragraphs include information about each nominee and continuing director’s business background, as furnished to us by the nominee or director, and additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

Name of Nominee	Age	Position with the Company	Director Since	Director Class

Richard A. Brenner	52	Director	2005	III

Susan E. Cates	45	Director	2014	III

Name of Continuing Director	Age	Position with the Company	Director Since	Director Class

Billy D. Prim	60	Chairman and Chief Executive Officer	2004	I

Jack C. Kilgore	67	Director	2011	I

Malcolm McQuilkin	69	Director	2005	II

David L. Warnock	58	Director	2005	II

Billy D. Prim

Mr. Prim has been our Chairman and Chief Executive Officer since he founded Primo in 2004.  Prior to founding Primo, Mr. Prim founded Blue Rhino Corporation (a provider of propane cylinder exchange and complementary propane and non-propane products) in March 1994 and served as its Chief Executive Officer and Chairman of the Board.  He led Blue Rhino’s initial public offering in May 1998 and remained its Chief Executive Officer until April 2004, when Blue Rhino was acquired by Ferrellgas Partners, L.P., at which time he was elected to the Ferrellgas board of directors on which he served until November 2008.  Mr. Prim previously served on the board of directors of Towne Park Ltd. and Southern Community Bank and Trust.  Mr. Prim also serves on the Wake Forest School of Business Board of Visitors and the Wake Forest Institute for Regenerative Medicine Advisory Board.  Mr. Prim brings extensive business, managerial and leadership experience to our Board of Directors.  Mr. Prim’s service as an executive and a director of Primo provides our Board of Directors with a vital understanding and appreciation of our business.  In addition, Mr. Prim’s leadership abilities, his experience at Blue Rhino and his extensive knowledge of the bottled water industry position him well for service on our Board of Directors.

Richard A. Brenner

Mr. Brenner has been the Vice Chairman of Entrematic (formerly Amarr Garage Doors, a manufacturer and distributor of garage doors) since November 2013.  Mr. Brenner previously served as its Chief Executive Officer from July 2002 until November 2013 and its President from July 1993 until June 2002.  Mr. Brenner serves on several boards of private and nonprofit entities, including ABC of North Carolina, Wake Forest Innovation Quarter and Computer Credit, Inc., and was a member of the board of directors of Blue Rhino Corporation from 1998 to 2004.  Mr. Brenner also serves on the Wake Forest University Health Sciences Board.  Mr. Brenner’s significant executive and board service experience qualify him for service on our Board of Directors.

Susan E. Cates

Ms. Cates was named chief operating officer of 2U, Inc. (NASDAQ: TWOU), a company that partners with leading colleges and universities to deliver online degree programs, effective March 31, 2016. Prior to joining 2U, Inc., Ms. Cates served as the President of Executive Development at the University of North Carolina at Chapel Hill’s Kenan-Flagler Business School from 2008 to 2016, and the Executive Director of MBA@UNC from 2010 to 2016.   Prior to joining UNC, Ms. Cates was a partner with Best Associates, a Dallas-based private equity firm, where she led the identification, acquisition and oversight of multiple domestic and international companies operating in the education sector.  Prior to joining Best Associates, Ms. Cates was part of the founding team of ThinkEquity Partners, a boutique investment bank in New York, which she co-founded with former colleagues from Merrill Lynch & Co.  At ThinkEquity, she headed the education investment banking practice with responsibility for business development, client relationships and deal execution.  Prior to co-founding ThinkEquity Partners, Ms. Cates worked in investment banking at Merrill Lynch in New York, as well as in corporate lending at Wachovia Bank in Atlanta.  A North Carolina native, Ms. Cates earned her MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and received a BA from Duke University in public policy studies.  Ms. Cates’ extensive executive and managerial experience position her well to serve as a member of our Board of Directors.

Jack C. Kilgore

From 2004 to 2014, Mr. Kilgore served as President of the Consumer Products Division of Rich Products Corporation (a leading supplier and solutions provider to the foodservice, in-store bakery, and retail marketplaces) where he oversaw the company’s consumer packaged goods business.  Mr. Kilgore joined Rich Products Corporation in 1978 as a sales and marketing administrator and advanced through the company serving in roles as a region manager, division manager, national sales manager and various other sales and market leadership positions before being named President of the Consumer Products Division.  Mr. Kilgore retired from Rich Products Corporation on December 31, 2014.  Mr. Kilgore serves on the board as Chairman of South Coast Bank & Trust and as a director of the bank holding company, WBT BankShares Inc., is a former chairman of the National Fisheries Institute and is serving and has previously served in various leadership positions for a number of not-for-profit entities.  Mr. Kilgore’s extensive knowledge of and experience in the consumer goods industry as well as his extensive executive and managerial experience position him well to serve as a member of our Board of Directors.

Malcolm McQuilkin

Mr. McQuilkin is the President of Blue Rhino Global Sourcing, LLC (an import and design company and a wholly-owned subsidiary of Ferrellgas Propane Partners) and was the Chief Executive Officer of Uniflame, Inc. from 1990 until it was acquired by Blue Rhino Global Sourcing, LLC in 2000.  As the current President of Blue Rhino Global Sourcing, Mr. McQuilkin provides our Board of Directors with significant leadership and executive experience.  Mr. McQuilkin’s leadership abilities, his international business expertise (particularly with respect to outsourcing) and his extensive knowledge of complex financial and operational issues facing large companies qualify him to serve as a member of our Board of Directors.

David L. Warnock

Mr. Warnock is a founder and senior partner of Camden Partners Holdings, LLC (a private investment management firm established in 1995 and formerly known as Cahill Warnock & Company, LLC).  Mr. Warnock serves as the Chairman of New Horizons Worldwide, Inc. and Calvert Education Services, LLC. and also serves on the board of Questar Assessment, Inc., Ranir LLC, Triumph Higher Education Group, Network for Good and previously served on the board of directors of Blue Rhino Corporation, Nobel Learning Communities, Inc., American Public Education, Inc., and Towne Park, Ltd.  Mr. Warnock has also serves as a member of the board of directors of several private companies and not-for profit entities.  Mr. Warnock brings to our Board of Directors a unique and valuable perspective from his years of experience in private investment management.  Mr. Warnock’s business acumen and his financial, managerial, leadership and board service experience qualify him to serve on our Board of Directors.

Corporate Governance

The Board of Directors

Primo is governed by a Board of Directors and various committees of the board that meet throughout the year.  The Board of Directors and its committees have general oversight responsibility for the affairs of Primo.

Our certificate of incorporation provides that our Board of Directors will consist of between three and 12 members with the precise number to be determined by the Board of Directors.  Our Board of Directors currently consists of six directors.  Our certificate of incorporation also provides that any vacancies or newly-created directorships may be filled only by the remaining members of our Board of Directors.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.  Each committee is currently comprised entirely of non-employee directors.  Our Board of Directors may establish other committees from time to time to facilitate our corporate governance.

The current members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Nominating and Governance

Richard A. Brenner	X	X

Susan E. Cates	Chair		X

Jack C. Kilgore	X	Chair

Malcolm McQuilkin		X	X

David L. Warnock		X	Chair

Each committee operates under a written charter adopted by the Board of Directors.  These charters are available on our corporate website (www.primowater.com) in the “Investor Relations” section under “Corporate Governance.”

Audit Committee.  The principal responsibilities and functions of our Audit Committee are to assist the Board of Directors in fulfilling its oversight of (i) the integrity of our financial statements, (ii) the effectiveness of our internal controls over financial reporting, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our registered public accounting firm, and (v) the performance of our registered public accounting firm. In carrying out its oversight responsibilities and functions, our Audit Committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions.  In addition, the Audit Committee oversees management’s efforts in managing our key financial and other risk exposures and developing our enterprise risk management policies and procedures.  Our Audit Committee met ten times in 2015.

Our Board of Directors has determined that Ms. Cates is an audit committee financial expert, as defined under the applicable rules of the SEC, and that all members of the Audit Committee are “independent” within the meaning of the applicable listing standards of The NASDAQ Stock Market, LLC (“Nasdaq”) and the independence standards of rule 10A-3 of the Securities Exchange Act of 1934.  Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market.

Compensation Committee.  The principal functions of our Compensation Committee include (i) reviewing our compensation practices and policies, (ii) reviewing and approving the compensation for our senior executives, (iii) evaluating the performance of our Chief Executive Officer, and (iv) assisting in Primo’s compliance with the regulations of the SEC regarding executive compensation disclosure.  Our Board of Directors has determined that all members of the Compensation Committee are “independent” within the meaning of the applicable Nasdaq listing standards.  Our Compensation Committee met five times in 2015.

Nominating and Governance Committee.  The principal functions of our Nominating and Governance committee are to (i) establish membership criteria for our Board of Directors, (ii) establish and communicate to stockholders a method of recommending potential director nominees for the Nominating and Governance Committee’s consideration, (iii) identify individuals qualified to become directors consistent with such criteria and select the director nominees, (iv) plan for continuity on our Board of Directors, (v) recommend action to our Board of Directors upon any vacancies on our Board of Directors, (vi) facilitate the annual evaluation of the performance of our Board of Directors and its committees, (vii) periodically review management succession plans, and (viii) consider and recommend to our Board of Directors other actions relating to our Board of Directors, its members and its committees.  Our Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” within the meaning of the applicable Nasdaq listing standards.  Our Nominating and Governance Committee met one time in 2015.

Board Leadership Structure

Mr. Prim serves as both the Chairman of the Board of Directors and the Chief Executive Officer of Primo.  Primo does not have a lead independent director.  The Board of Directors does not have a general policy regarding the separation of the roles of Chairman and Chief Executive Officer.  Our bylaws permit these positions to be held by the same person, and the Board of Directors believes that it is in the best interests of Primo to retain flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on our circumstances.  Similarly, our bylaws do not require our Board of Directors to appoint a lead independent director and it has not otherwise determined to do so.

The board has determined that it is appropriate for Mr. Prim to serve as both Chairman and Chief Executive Officer because combining the roles of Chairman and Chief Executive Officer (1) enhances the alignment between the Board of Directors and management in strategic planning and execution as well as operational matters, (2) avoids the confusion over roles, responsibilities and authority that can result from separating the positions, and (3) streamlines board process in order to conserve time for the consideration of the important matters the Board of Directors needs to address, particularly in light of the small size of our Board of Directors.

Director Meeting Attendance

The Board of Directors held four meetings during 2015.  No director attended less than 75 percent of the board and applicable committee meetings during 2015.  Each director is encouraged to attend the annual meeting of stockholders in person.  Of our current directors then in office, only David Warnock was unable to attend our 2015 annual meeting of stockholders.

Director Independence

The Board of Directors determines the independence of its members based on the standards specified by Nasdaq.  Under the applicable Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq’s rules require that, subject to specific exceptions, each member of a listed company’s audit committee and those members of the board of directors determining executive compensation and director nominations be independent. Audit Committee members also must satisfy the independence criteria set forth in rule 10A-3 under the Securities Exchange Act of 1934.  Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has reviewed the relationships between Primo and each director to determine compliance with the Nasdaq listing standards and has determined that none of Mr. Brenner, Ms. Cates, Mr. Kilgore, Mr. McQuilkin and Mr. Warnock has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules.  Our Board of Directors also determined that Ms. Cates and Messrs. Brenner and Kilgore, who comprise our Audit Committee, Messrs. Kilgore, Brenner, McQuilkin and Warnock, who comprise our Compensation Committee, and Messrs. Warnock and McQuilkin and Ms. Cates, who comprise our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC and Nasdaq rules.  In making these determinations, our Board of Directors considered the relationships that each non-employee director has with Primo and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.  There is no family relationship between any director, executive officer or person nominated to become a director or executive officer.

Director Nomination Process

The Board of Directors has a standing Nominating and Governance Committee comprised solely of independent directors.  The Board of Directors has delegated to its Nominating and Governance Committee the responsibility for establishing membership criteria for the Board of Directors, identifying individuals qualified to become directors consistent with such criteria and recommending the director nominees.

In identifying potential director candidates, the Nominating and Governance Committee seeks input from its Committee members, other directors and management.  The Nominating and Governance Committee may engage the services of search firms and advisors to help identify and screen potential director nominees.  The Nominating and Governance Committee will also consider director candidates appropriately recommended by stockholders.

In identifying and assessing director candidates, the Nominating and Governance Committee considers, among other things:

•	roles and contributions valuable to the business community;

•	personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•	relevant knowledge and diversity of background, viewpoints and experience;

•	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; and

•	applicable listing standards of Nasdaq.

Diversity of background, viewpoints and experience is one of the various factors the Nominating and Governance Committee may consider in identifying director nominees, but the Nominating and Governance Committee does not have a formal policy regarding board diversity.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Nominating and Governance Committee may do so by submitting a written recommendation to our Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.  Such recommendation must include a detailed background of the suggested candidate that demonstrates how the individual meets the criteria set forth above.  If a candidate proposed by a stockholder or other source meets such criteria, the individual will be considered on the same basis as other candidates.

Recommendations by stockholders for director candidates to be considered for the 2017 annual meeting of stockholders must be delivered to Primo’s Corporate Secretary not earlier than the close of business on December 29, 2016 and not later than the close of business on January 28, 2017.  Recommendations by stockholders for director candidates to be considered for inclusion in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders must be received no later than November 29, 2016.  Notice of a director nomination must be submitted in accordance with the requirements set forth in our bylaws which include requirements to provide the name and address of the stockholder making the recommendation, a representation that the recommending stockholder is a record holder of our common stock, all information regarding the nominee that would be required to be set forth in a proxy statement and the consent of the nominee to serve as a director.  Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Nominating and Governance Committee will consider any such candidate in accordance with the director nomination process described above.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Primo faces.  The Board of Directors is responsible for overseeing management’s approach to risk management.  The involvement of the full Board of Directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk.  While the Board of Directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the board assist it in fulfilling that responsibility.

In particular, the Audit Committee assists management in its review of the policies and procedures regarding identifying, monitoring, evaluating and managing Primo’s key financial and other risk exposures.  The Audit Committee also oversees the development of our enterprise risk management policies and procedures and reports regularly to the Board of Directors regarding Primo’s risk management process.

In addition, the Compensation Committee reviews our compensation practices and policies to ensure they do not create inappropriate or unintended significant risks to Primo as a whole, and provides oversight and direction regarding these practices, policies and compensation-related risk management.

Code of Conduct

Our Board of Directors has adopted a Code of Business Conduct and Ethics.  This code applies to all of the directors, officers and employees of Primo and its subsidiaries.  A copy of our Code of Business Conduct and Ethics is available on our corporate website (www.primowater.com).  We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Policy for Review of Related Person Transactions

Our Audit Committee reviews and approves any transaction between Primo and a related person which would be required to be disclosed by the rules of the SEC.

Communications with the Board of Directors

Stockholders may communicate with any of our directors by sending a written communication to a director c/o our Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101.  All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, advertisements or frivolous communications.

Executive Officers

The following paragraphs set forth information regarding the current executive officers of Primo other than Mr. Prim.  Information pertaining to Mr. Prim, who is both a director and an executive officer of Primo, may be found in the section entitled “Nominees and Continuing Directors.”

Mark Castaneda

Mr. Castaneda, age 51, has served as our Chief Financial Officer and Assistant Treasurer since March 2008.  Prior to joining Primo, he served as Chief Financial Officer for Tecta America, Inc. (a private national roofing contractor) from October 2007 until March 2008, as Chief Financial Officer for Interact Public Safety (a private software company) from September 2006 until October 2007 and as Chief Financial Officer for Pike Electric Corporation (a publicly-traded energy solutions provider) from October 2004 until August 2006, where he helped lead its initial public offering in July 2005.  Mr. Castaneda served Blue Rhino Corporation as its Chief Financial Officer from November 1997 until October 2004 and as a Director from September 1998 until April 2004.  Along with Mr. Prim, Mr. Castaneda helped lead Blue Rhino’s initial public offering in May 1998.  Mr. Castaneda began his career with Deloitte & Touche in 1988 and is a certified public accountant.

Matthew T. Sheehan

Mr. Sheehan, age 41, has served as our Chief Operating Officer since December 2012 and our President since June 2013.  Prior to joining Primo, Mr. Sheehan was most recently with Coinstar, Inc. (a publicly-traded automated retail solutions provider), where he served as Strategic Venture Advisor of Coinstar’s Redbox business from June 2011 to December 2011 and as Vice President, General Manager of the first automated retail venture at Redbox from 2008 until 2011.  Redbox was acquired by Coinstar in 2008.  Mr. Sheehan also served at Redbox as Vice President, Sales and Business Development from 2006 to 2008 and Director of Business Development from 2005 to 2006.  Mr. Sheehan received a Bachelor of Business Management and Communications degree from Bentley College in Waltham, Massachusetts and an MBA from the Smeal College of Business at Pennsylvania State University.

Director Compensation

The following table shows the compensation paid to each non-employee director who served on our Board of Directors in 2015:

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	Total ($)

Richard A. Brenner	47,000	8,313	55,313

Susan E. Cates	44,500	7,871	52,371

Jack C. Kilgore	45,000	7,959	52,959

Malcolm McQuilkin	43,000	4,422	47,422

David L. Warnock	37,000	6,544	43,544

(1)	The amounts shown in this column represent fees earned under our Non-Employee Director Compensation Policy described below. Each director elected to receive 100% of his or her board fees earned in the form of Company stock, except Mr. McQuilkin who elected to receive 50% in cash and 50% in stock.

(2)	The amounts shown in this column represent the grant date fair value computed in accordance with ASC 718 of the incremental shares granted to directors in 2015 under our Non-Employee Director Compensation Policy resulting from the number of equity awards granted under the policy being determined based on the closing price of our common stock on the date of the previous annual meeting of our stockholders.

(3)	The following table shows the number of shares subject to outstanding option awards, shares of restricted stock and shares subject to outstanding restricted stock unit awards held by each non-employee director as of December 31, 2015:

Name	Shares Subject to Outstanding Option Awards (#)

Richard A. Brenner	24,385

Susan E. Cates	-

Jack C. Kilgore	22,085

Malcolm McQuilkin	32,818

David L. Warnock	24,385

Under our current Non-Employee Director Compensation Policy, which was approved effective May 2, 2014, each non-employee director receives (1) an annual retainer of $25,000 and (2) meeting attendance fees of (a) $2,500 per Board of Directors or committee meeting attended in person and (b) $1,000 per Board of Directors or committee meeting attended telephonically.  In advance of each annual meeting of the stockholders, each non-employee director may choose to receive his or her annual retainer and attendance fees for the following year in one the three following forms: (Option 1) 100% in cash, (Option 2) 100% in equity, or (Option 3) 50% in cash and 50% in equity.  If a director elects Option 1, the director receives a one-time payment of $25,000 in cash following the date of the next annual meeting.  If a director elects Option 2 or Option 3, the director receives a one-time grant of restricted stock valued at $25,000.  These shares of restricted stock are granted, and vest in full, on the date of the next annual meeting, and the number of shares of restricted stock is determined based on the closing price on the date of the annual meeting that preceded the grant date.  With respect to the meeting attendance fees, if a director elects Option 1 or Option 3, the director receives a lump sum cash payment, based on the aggregate fees payable for Board and Committee meetings attended during the year, following the next annual meeting.  If a director elects Option 2, the director is granted restricted stock in a single grant, based on the aggregate fees payable for Board and Committee meetings attended during the year, on the date of the next annual meeting.  The number of shares of restricted stock is determined based on the closing stock price on the date of the prior annual meeting and such restricted stock vest in full immediately.

Grants made under the Non-Employee Director Compensation Policy are made pursuant to our Amended and Restated 2010 Omnibus Long-Term Incentive Plan.  Mr. Prim receives no compensation for his service on our Board or Directors.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis relates to our compensation arrangements for the following named executive officers (“NEOs”), whose compensation information is presented in the following tables and discussion in accordance with the SEC’s rules:

(1)	our principal executive officer (Billy D. Prim);

(2)	our principal financial officer (Mark Castaneda); and

(3)	our only other executive officer (Matthew T. Sheehan).

This discussion and analysis should be read together with the compensation tables and related disclosures set forth below.  This discussion and analysis includes statements regarding financial and operating performance targets in the limited context of our executive compensation programs, and investors should not evaluate these statements in any other context.  This discussion and analysis also contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs.  The actual amount and form of compensation and the compensation programs that we adopt in the future may differ materially from current or planned programs as summarized in this discussion.

Executive Summary

Our compensation discussion and analysis discusses the total compensation for our NEOs and describes our overall compensation philosophy, objectives and practices.  The principal components of our compensation program consist of:

•	base salary;

•	annual cash and equity incentive arrangements;

•	equity compensation; and

•	long-term incentive compensation.

Our compensation philosophy and objectives generally apply to all of our employees and all of our employees are eligible to the first three components described above.  Our long-term incentive compensation arrangements are generally available only for our executive officers and officers.

The relative amount and value of each of these components for individual employees varies based on job role and responsibility as well as our financial performance.

With respect to our 2015 compensation programs, we did not make any significant changes.  Instead, generally consistent with past practice:

•	Base salaries for each of our NEOs were adjusted in accordance with their existing employment agreements;

•	We established an annual incentive plan for 2015 with target adjusted EBITDA of $17.36 million and a target bonus pool of $1.24 million;

•	We provided long-term equity incentive compensation for our NEOs, by granting Messrs. Prim, Castaneda and Sheehan options to purchase 30,000, 25,000 and 25,000 shares of our common stock, respectively; and

•	We monitored performance under our Amended and Restated Value Creation Plan and the Company’s progress with respect to the $15 million adjusted EBITDA target.

Compensation Philosophy and Objectives

Our compensation practices are designed to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders.  The principal elements of our executive compensation program have historically included:

•	base salary;

•	annual cash and equity incentive arrangements;

•	equity compensation in the form of restricted stock, restricted stock units and stock options; and

•	our Amended and Restated Value Creation Plan, a long-term incentive arrangement.

Accordingly, our executive officer compensation program is designed to link annual and long-term cash and stock incentives to the achievement of Company and individual performance goals and to align the interests of executive officers with the creation of stockholder value.

We believe compensation should be determined within a framework that is intended to reward individual contribution and the achievement of Company objectives.  Within this overall philosophy, our objectives are to:

•	attract, retain and motivate our executives by providing a total compensation program that takes into consideration competitive market requirements and strategic business needs;

•	align the financial interests of executive officers with those of our stockholders, both in the short and long term;

•	provide incentives for achieving and exceeding annual and long-term performance goals; and

•	reward executive officers for creating long-term stockholder value.

Each of Messrs. Prim, Castaneda and Sheehan have entered into an employment agreement with the Company.  The material terms of those employment agreements are described below under “Employment Agreements and Change of Control Agreements.”

Determining Executive Compensation

We became a public company in November 2010 following our initial public offering.  Prior to that time, we were a privately-held company and not subject to any stock exchange listing or SEC rules requiring a majority of our Board of Directors to be independent or relating to the formation and functioning of Board committees, including our Compensation Committee.  Historically, we have informally considered the competitive market for corresponding positions within comparable geographic areas and with companies of similar sizes and stages of development, including other small, high-growth public companies, in structuring and setting our executive compensation.  This consideration has been based on the general knowledge possessed by members of our Compensation Committee and also has included consultations with our Chief Executive Officer.  As we continue to gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will evolve.

Our Compensation Committee typically considers, but is not required to accept, our Chief Executive Officer’s recommendations regarding proposed base salaries, bonus and incentive awards, and equity awards for our other NEOs.  Our Compensation Committee may also request the assistance of our Chief Financial Officer in evaluating the financial, accounting and tax implications of various compensation awards paid to our NEOs.  However, our Chief Financial Officer does not recommend or determine the amounts or types of compensation paid to our NEOs.  Our Chief Executive Officer and our other NEOs may attend Compensation Committee meetings, as requested by the chairman of the Compensation Committee.  Our NEOs, including our Chief Executive Officer, do not attend any portion of our Compensation Committee meetings during which their compensation is established and approved.

We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.  To date, our Compensation Committee has not engaged a compensation consultant.  Rather, our Compensation Committee and our Chief Executive Officer have applied discretion to make compensation decisions and have not used a specific formula or matrix to set compensation in relation to compensation paid by other companies.  To date, our Compensation Committee has not established any percentile targets for the levels of compensation provided to our NEOs.  Similarly, our Compensation Committee has not specifically compared our compensation programs to those of similarly-situated companies, nor has it engaged in benchmarking of compensation paid to our NEOs.  Our historical approach has been to consider competitive compensation practices and other factors such as the level of compensation necessary to recruit and retain an executive and individual performance, rather than establishing compensation at specific benchmark percentiles.  This approach has enabled us to respond to market dynamics and provided us with flexibility in maintaining and enhancing our NEOs’ engagement, focus, motivation and enthusiasm for our future.  As we continue to grow as a public company, we will continue to review, evaluate and refine our compensation policies and practices.

Our Compensation Committee is comprised of Messrs. Brenner, Kilgore, McQuilkin and Warnock, with Mr. Kilgore acting as chair.  Each of the members of our Compensation Committee is “independent” within the meaning of applicable Nasdaq listing standards.  Our Compensation Committee’s charter provides, among other things, that our Compensation Committee’s principal duties include (i) reviewing our compensation policies and practices, (ii) reviewing and approving the compensation for our senior executives, (iii) evaluating the performance of our senior executives and (iv) assisting in the Company’s compliance with the regulations of the SEC regarding executive compensation disclosure.

The amount of past compensation, including annual bonus and incentive awards and amounts realized or realizable from prior restricted stock and stock option awards, is generally not a significant factor in our Compensation Committee’s considerations because these awards would have been earned based on performance in prior years.  Our Compensation Committee does, however, consider prior awards when considering the retention aspects of our compensation program.

Our NEOs are not subject to mandated stock ownership or stock retention guidelines.  Our Compensation Committee believes that the equity component of our executive compensation program ensures that our NEOs are also owners and those components work to align the NEOs’ goals with the long-term best interests of our stockholders.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program have to date been (a) base salary, (b) annual cash and equity incentive arrangements, (c) equity compensation in the form of restricted stock, restricted stock units and stock options, and (d) our Amended and Restated Value Creation Plan, a long-term incentive arrangement.  Each of those compensation elements satisfies one or more of our compensation objectives.

We have not adopted any policies with respect to long-term versus currently-paid compensation, but feel that both elements are necessary for achieving our compensation objectives.  Compensation in the form of a base salary provides financial stability for each of our NEOs, and annual increases in base salary provide a reward for short-term Company and individual performance.  Annual incentive awards likewise provide a reward for short-term Company and individual performance.  Long-term equity compensation and our Amended and Restated Value Creation Plan reward achievement of strategic long-term objectives and contribute toward overall stockholder value.

While we have not adopted any policies with respect to cash versus non-cash compensation (or among different forms of non-cash compensation), we feel that it is important to encourage or provide for a meaningful amount of equity ownership by our NEOs to help align their interests with those of our stockholders, one of our compensation objectives.  We have also in the past used equity compensation in order to preserve the Company’s cash to the extent practicable in order to facilitate our growth and development.  We combine the compensation elements for each NEO in a manner that our Compensation Committee believes, in its discretion and judgment, is consistent with the executive’s contributions to our Company and our overall goals with respect to executive compensation.

Base Salary

We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our NEOs and is critical to recruiting and retaining our executives.  Base salary is also designed to recognize the scope of responsibilities assigned to each NEO and reward each executive for his or her unique leadership skills, management experience and contributions.  We make a subjective determination of base salary after considering such factors collectively.

In June 2013, we entered into amended and restated employment agreements with Messrs. Prim and Castaneda and an employment agreement with Mr. Sheehan that provided base salaries at the amounts set forth below for 2015.

Name	Base Salary ($)

Billy D. Prim	438,508

Mark Castaneda	273,510

Matthew T. Sheehan	308,459

Annual Cash and Equity Incentive Arrangements

We established an annual incentive plan for 2015, which created an annual bonus pool and set payout bands for our officers, including our NEOs, based on the Company’s achievement of certain adjusted EBITDA goals.  Our Compensation Committee structured and implemented this plan to motivate our executive officers to achieve our annual strategic and financial goals.  Our Compensation Committee approved the following 2015 annual incentive plan bonus pool with a Target Adjusted EBITDA level of $17.36 million:

Percentage of Target Adjusted EBITDA achieved:	Size of Annual Bonus Pool
90%	$310,000
95%	$620,000
100%	$1,240,000
105%	$1,327,000
110%	$1,500,000
115%	$1,761,000
120%	$2,108,000

Our actual pre-bonus, adjusted EBITDA for 2015 was $18.9 million, or 109% of the $17.36 million adjusted EBITDA goal for 2015, which resulted in an annual bonus pool for 2015 of approximately $1.465 million.  Our Compensation Committee targeted annual payouts under the 2015 annual incentive plan for Mr. Prim, Mr. Castaneda and Mr. Sheehan at 100%, 50% and 75% of their base salaries, respectively, and adjusted such amounts downward based on the size of the annual bonus pool and the number of other employees that participated in the 2015 annual incentive plan.  Additionally, our Compensation Committee adjusts the payouts to officers under the Company’s annual incentive plans up or down based on the achievement of individual and team performance metrics.  Our Compensation Committee has the discretion to make awards under the annual incentive in cash, stock or a combination of both.  With respect to our NEOs, our Compensation Committee determined to pay the 2015 annual incentive awards 52.5% in cash and 47.5% in stock. The following table shows our NEOs’ target annual incentive awards and the actual payout amounts made under the 2015 annual incentive plan:

Named Executive Officer	Target Annual Incentive Payout	Actual 2015 Annual Incentive Payout
Billy Prim	$438,508	$286,680
Mark Castaneda	$136,755	$89,414
Matt Sheehan	$231,344	$151,259

Equity Compensation

Historically, we have provided long-term equity compensation primarily through grants of restricted stock units and stock options.  We have in the past granted restricted stock, restricted stock units and stock options through annually-adopted executive incentive plans, initial grants to new employees and through annual grants approved by our Board of Directors or our Compensation Committee.  We intend to continue these practices in the future as we believe such grants further our compensation objectives of aligning the interests of our NEOs with those of our stockholders, encouraging long-term performance, and providing a simple and easy-to-understand form of equity compensation that promotes executive retention.  We view such grants both as incentives for future performance and as compensation for past accomplishments.

On March 3, 2015, our Compensation Committee approved grants of stock options awards to certain of our executive officers and key employees.  The following table shows the number of stock options granted to our NEOs as a result of this action:

Named Executive Officer	Stock Options (#)
Billy Prim	30,000
Mark Castaneda	25,000
Matt Sheehan	25,000

The stock options granted to each of our executive officers vest in substantially equal annual installments on May 5 of each of 2016, 2017, and 2018.  Each of the stock option awards have a maximum term of 10 years.

It is our current intention to issue all foreseeable equity compensation plan awards under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan.

Value Creation Plan

We originally established our Value Creation Plan in May 2012 in order to create a long-term incentive arrangement for our executive officers and officers that is aligned with our stockholders’ interests.  The Value Creation Plan was amended and restated in May 2013, and further amended and restated on March 3, 2016.  As in effect during 2015, the Value Creation Plan provided for up to three separate awards to be issued to participants based upon the Company’s achieving adjusted EBITDA targets of $15 million, $20 million and $25 million for any fiscal year through the end of 2018.  The Compensation Committee set these targets at very aspirational levels as the Company’s adjusted EBITDA for 2011 was $3.4 million.  On March 3, 2016, our Compensation Committee approved the (second) Amended and Restated Value Creation Plan that (a) increased the second adjusted EBITDA target from $20 million to $24 million, (b) increased the third adjusted EBITDA target from $25 million to $28 million, and (c) extended the performance period under the plan from the end of 2018 through the end of 2019.  All references to the “Amended and Restated Value Creation Plan” are to the plan as in effect as of the date of this proxy statement.

The Amended and Restated Value Creation Plan provides that once the Company achieves the $15 million adjusted EBITDA target for a given fiscal year (which, as described below, it did for 2015), the adjusted EBITDA target increases to $24 million for subsequent fiscal years.  Similarly, once the Company achieves the $24 million adjusted EBITDA target for a given fiscal year, the adjusted EBITDA target would increase to $28 million for subsequent fiscal years.

The award pool payable to our executive officers and officers upon achievement of the adjusted EBITDA targets is tied to the increase in the Company’s market capitalization and is calculated as follows:

•	Upon the Company’s achievement of $15 million in adjusted EBITDA, the award pool for the first issuance is equal to 15% of the appreciation in the market capitalization of the Company’s common stock from May 11, 2012 to the closing price on the third trading day after public announcement of financial results for the year in which the $15 million target is obtained (the “date of first issuance”);

•	Upon the Company’s achievement of $24 million in adjusted EBITDA, the award pool for the second issuance would be equal to 17.5% of the appreciation in the market capitalization of the Company’s common stock from the date of first issuance to the closing price on the third trading day after public announcement of financial results for the year in which the $24 million target is obtained (the “date of second issuance”);

•	Upon the Company’s achievement of $28 million in adjusted EBITDA, the award pool for the third issuance would be equal to 20% of the appreciation of the market capitalization of the Company’s common stock from the date of second issuance to the closing price on the third trading day after public announcement of financial results for the year in which the $28 million target is obtained.

The Value Creation Plan was originally adopted in May 2012 and is designed to incent our executive officers to improve the Company’s financial results and create stockholder value.  The Company’s adjusted EBITDA for 2011, the year prior to the adoption of the Value Creation Plan, was $3.4 million, and the market price of the Company’s common stock on May 11, 2012, the day prior to the adoption of the original Value Creation Plan, was $1.39.  The Value Creation Plan was designed to incent our executive officers and officers to improve the Company’s adjusted EBITDA and to align the interests of our executive officers and officers with those of our stockholders generally as awards are payable following the achievement of the adjusted EBITDA targets only to the extent the market capitalization of the Company’s common stock increases.  The Value Creation Plan was amended in March 2016 after the Compensation Committee determined that the Company’s strong performance in 2015 was expected to continue for several more years based on the improvements that the executive team implemented during the preceding three years.  As such, the Compensation Committee determined that the remaining adjusted EBITDA targets should be increased to provide further stretch goals for the executive team.  The Compensation Committee concluded that increasing the remaining adjusted EBITDA targets would serve to enhance the alignment of the Value Creation Plan with its purpose, which is to reward the participants for increasing overall stockholder value.  In light of the Compensation Committee’s decision to increase the remaining adjusted EBITDA targets, the Compensation Committee determined that it would be equitable to extend the term of the Value Creation Plan for one additional year.

As more fully described below, the Company’s actual adjusted EBITDA for 2015 was $18.9 million, and an award pool of approximately $28.5 million was established as a result of the appreciation in the Company’s market capitalization following the increase in the Company’s common stock price from $1.39 per share to $9.39 per share.  For all awards, market capitalization is determined by reference to the 23,749,212 shares of our common stock outstanding on May 11, 2012.

Awards to our executive officers and officers under the Amended and Restated Value Creation Plan may be paid in the form of cash, our common stock or other equity securities.  It is the Company’s intention that all awards under the Amended and Restated Value Creation Plan will be in the form of shares of common stock issued under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan.

On June 29, 2015, our Board and our Compensation Committee approved the Primo Water Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).  The Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan designed to allow our executive officers and officers to defer the payment of awards under the Amended and Restated Value Creation Plan.

The Deferred Compensation Plan permits a participating employee to elect to defer up to 100% of his or her award that may become payable under the Amended and Restated Value Creation Plan for a performance year.  The Company establishes an account for each participant in the Deferred Compensation Plan, and a participant’s account is then credited with a number of stock units equal to the number of shares of Company common stock that would have been payable to the participant under the Amended and Restated Value Creation Plan, but for the deferral election.

A participant’s account will be distributed based on the participant’s payment election made at the time of deferral.  A participant can elect to have deferrals credited to a “post-service account,” to be paid in a lump sum or installments (of up to 10 years) commencing the seventh month after a separation from service.  Alternatively, a participant can elect to have deferrals credited to an “in-service account,” to be paid in a lump sum or installments (of up to 10 years) commencing in a year specified by the participant at the time of the deferral election.  With respect to a deferral to an “in-service account,” a participant can also elect to have payment commence the seventh month after a separation from service that occurs prior to the specified payment year.

When due, payments under the Deferred Compensation Plan will be made in the form of a number of shares of the Company’s common stock equal to the number of stock units payable to the participant, in the manner elected by the participant and provided for in the Deferred Compensation Plan, such that the value of the participant’s account under the Deferred Compensation Plan will rise and fall with the value of our common stock, creating further alignment between the long-term interests of participants and our stockholders.

The Company achieved the $15 million adjusted EBITDA target for the year ended December 31, 2015, and an award pool of approximately $28.5 million was established.  The amount of the award pool is calculated based on 15% of the appreciation in the Company’s market capitalization resulting from the price of the Company’s common stock increasing from $1.39 on May 11, 2012 to $9.39 on March 11, 2016.  Pursuant to the terms of their employment agreements, Messrs. Prim, Sheehan and Castaneda are entitled to at least 30%, 25% and 20%, respectively, of the award pool under the Amended and Restated Value Creation Plan in any fiscal year.

All of our NEOs deferred their awards under the Amended and Restated Value Creation Plan with respect to 2015 performance into the Deferred Compensation Plan.  Our other officers also deferred substantially all of their awards with respect to 2015 performance into the Deferred Compensation Plan.  After withholding shares with respect to Medicare and FICA taxes, awards to our NEOs were as follows:

Name	Total Deferred Award Value (1)	Net Stock Units Deferred (2) (3)

Billy D. Prim	$8,549,708	872,642

Mark Castaneda	$5,699,805	580,699

Matthew Sheehan	$7,124,756	725,740

(1)	In accordance with the terms of their employment agreements, represents 30%, 20% and 25% of the value of the total award pool for 2015 performance with respect to Messrs. Prim, Castaneda and Sheehan, respectively.

(2)	Messrs. Prim, Castaneda and Sheehan each deferred 100% of their awards into the Deferred Compensation Plan and were credited with the indicated number of deferred stock units after net withholding for estimated FICA and Medicare taxes. Messrs, Prim, Castaneda and Sheehan were credited with 910,512, 607,008 and 758,760 total stock units, respectively, under the Deferred Compensation prior to such withholding.

(3)	Subject to accelerated payment following termination of employment, each of Messrs. Prim, Castaneda and Sheehan elected to have his shares of common stock paid out pursuant to the Deferred Compensation Plan in five equal installments, commencing in January 2018 for Mr. Prim (174,528 shares per year) and in January 2017 for Messrs. Castaneda (116,140 shares per year) and Sheehan (145,148 shares per year).

A total of 3,035,038 stock units were originally creditable under the Deferred Compensation Plan to all eligible participants with respect to the Amended and Restated Value Creation Plan.  A total of 2,875,838 stock units were actually credited under the Deferred Compensation Plan to eligible participants after withholding for estimated FICA and Medicare taxes.  Participants in the Deferred Compensation Plan have generally elected for their stock units to be paid out over a five-year period.  Subject to accelerated payment following termination of employment, these stock units are currently estimated to be paid in shares of common stock as follows:

Date	Number of Shares
January 2017	420,061
January 2018	594,591
January 2019	594,593
January 2020	546,031
January 2021	546,033
January 2022	174,529
TOTAL:	2,875,838

The Amended and Restated Value Creation Plan was designed to incent our executive officers to improve the Company’s adjusted EBITDA with the award pool based on any resultant increase in the Company’s market capitalization.  The Company’s common stock price was $1.39 per share the day prior to the initial adoption of the plan and increased to $9.39 per share for purposes of calculating the payout with respect to the Company’s achieving the $15 million adjusted EBITDA target.  If the Company were to achieve the $24 million adjusted EBITDA target, the payout under the Amended and Restated Value Creation Plan would be calculated based on any further increase in the Company’s market capitalization attributable to the Company’s common stock price exceeding $9.39 per share.  Similarly, if the Company were to achieve the $28 million adjusted EBITDA target, the payout under the Amended and Restated Valuation Creation Plan would be calculated based on any subsequent further increase in the Company’s market capitalization attributable to the Company’s common stock exceeding the price used to calculate the award pool associated with the $24 million adjusted EBITDA target.

Restrictions on Hedging and Pledging of Company Securities

Our Insider Trading Policy prohibits short sales of our securities by our directors and executives. Our Insider Trading Policy also prohibits directors and executives from trading in derivatives of our securities and from holding our securities in a margin account or pledging such securities as collateral for a loan. An exception to the prohibition on pledging our securities may be permitted in certain limited circumstances with the advance written approval of the Chief Financial Officer.

Perquisites and Other Benefits

As a general matter, we do not offer perquisites or other benefits to any executive officer, including our NEOs, with an aggregate value in excess of $10,000 annually, because we believe we can provide better incentives for desired performance with compensation in the forms described above.  We recognize that, from time to time, it may be appropriate to provide some perquisites or other benefits in order to attract, motivate and retain our executives, with any such decision to be reviewed and approved by our Compensation Committee.

Our executive officers are eligible to participate in our customary employee benefit plans, including medical, dental, vision, life and other employee benefit and insurance plans made available to our employees generally.  We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code.  In general, all of our employees are eligible to participate in this plan.

Employment and Severance and Change of Control Benefits

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders.  We recognize that the possibility of a change of control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of our Company and our stockholders.  We entered into amended and restated employment agreements with Messrs. Prim and Castaneda and an employment agreement with Mr. Sheehan in
June 2013, all of which are intended to minimize employment security concerns arising in the course of negotiating and completing a change of control transaction.  A more detailed description of the change of control provisions provided in these employment agreements is available under the section captioned “Employment Agreements and Change of Control Agreements” below, and the change of control benefits are quantified in the section captioned “Potential Payments Upon Termination or Change of Control.”

Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a "say-on-pay proposal") every three years. At the Company's annual meeting of stockholders held in May of 2014, approximately 98% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. Our Compensation Committee believes this vote affirms our stockholders’ support of the Company’s approach to executive compensation and did not make specific changes to our executive compensation program in response to the vote. However, our Compensation Committee continues to review and refine the design and administration of our executive pay practices. Our Compensation Committee also will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our NEOs.

Risk Assessment

As a publicly-traded company, we are subject to the SEC's rules regarding risk assessment.  Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the Company.

Accounting and Tax Implications

Our Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation.  The forms of long-term compensation selected are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest.  The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting.  Our ultimate expense for performance awards will equal the value earned by/paid to the executives.

Tax Deductibility of Compensation

We seek to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Internal Revenue Code will generally disallow a corporate tax deduction for compensation paid to certain officers in excess of $1 million, unless the compensation meets an exception as performance-based compensation. While we try to structure compensation plans and programs to ensure deductibility, we may approve compensation amounts that do not qualify for deductibility when we deem it to be in the best interest of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Primo’s Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by the Compensation Committee of the Board of Directors.

Jack C. Kilgore, Chair
Richard A. Brenner
Malcolm McQuilkin
David L. Warnock

2015 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Billy D. Prim	2015	455,048	-	71,709	286,680	7,950	821,387
Chairman, Chief	2014	422,769	-	47,967	93,916	3,900	568,552
Executive Officer	2013	400,060	24,342	-	-	4,083	428,485

Mark Castaneda	2015	283,854	-	59,758	89,414	7,950	440,976
Chief Financial	2014	264,235	-	39,973	29,350	3,900	337,458
Officer	2013	250,102	7,607	-	-	3,379	261,088

Matthew T. Sheehan	2015	320,125	-	59,758	151,259	-	531,142
President and Chief	2014	313,202	-	39,973	50,516	-	403,691
Operating Officer	2013	300,000	13,692	41,180	-	25,054	379,926

Salaries (Column (c))

Base salaries for Messrs. Prim, Castaneda and Sheehan are specified in their employment agreements, which are described in greater detail in “Employment Agreements and Change of Control Agreements” below.

Option Awards (Column (e))

The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the option awards computed in accordance with ASC 718.  For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Non-Equity Incentive Plan Compensation (Column (f))

Each of our NEOs was entitled in 2014 and 2015 to a target annual incentive award equal to a specified percentage of his base salary, which was 100% for Mr. Prim, 75% for Mr. Sheehan and 50% for Mr. Castaneda. The actual amounts of the annual incentive awards were determined by our Compensation Committee following the end of the calendar years based on the Company’s achievement of certain adjusted EBITDA targets after the Compensation Committee made adjustments based on the achievement of individual and team performance metrics. In 2014, the Compensation Committee determined that each NEO was entitled to receive 20.9% of his target annual incentive award, and that such awards would be paid 42.3% in cash and 57.7% in stock. In 2015, the Compensation Committee determined that each NEO was entitled to receive 63.0% of his target annual incentive award, and that such awards would be paid 52.5% in cash and 47.5% in stock.  Our 2015 annual incentive plan is described in greater detail in the “Compensation Discussion and Analysis” above under “Annual Cash and Equity Incentive Arrangements.”

All Other Compensation (Column (g))

Amounts shown in this column relate to matching contributions to our NEOs’ accounts under Primo’s 401(k) plan.  The amount shown in this column for Mr. Sheehan in 2013 includes $25,000 for a relocation stipend.

Total (Column (h))

Amounts shown in this column for 2014 reflect non-equity incentive plan compensation that was not disclosed in the proxy statement for the 2015 annual meeting.  These amounts are also reflected in the Non-Equity Incentive Plan Compensation column for 2014.

2015 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to our NEOs during the year ended December 31, 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)

Billy D. Prim	05/05/15(1)				30,000		5.33	71,709
		59,156	232,075	391,341

Mark Castaneda	05/05/15(1)				25,000		5.33	59,758
		17,031	70,964	122,057

Matthew T. Sheehan	05/05/15(1)				25,000		5.33	59,758
		32,012	121,647	208,081

(1)	Amounts set forth in this row reflect grants of stock options under our Amended and Restated 2010 Omnibus Long-Term Incentive Plan. These stock option grants vest in substantially equal installments on the first, second and third anniversary of the grant date.

(2)	Amounts set forth in these columns reflect threshold, target and maximum award opportunities for 2015 performance under our 2015 annual incentive plan. Further information regarding the terms and conditions of awards under our 2015 annual incentive plan can be found in the “Compensation Discussion and Analysis” above under “Annual Cash and Equity Incentive Arrangements.”

(3)	Amounts set forth in this column represent the grant date fair value of the stock option awards described in Footnote (1) above computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Billy D. Prim	21,562	-		10.44	01/01/16
	1,917	-		13.04	01/25/17
	9,583	-		20.66	05/01/18
	40,000	-		12.33	03/29/21
	20,000	-		1.39	05/11/22
	10,000	20,000	(3)	3.43	03/14/24
	-	30,000	(4)	5.33	05/05/25
						883,025	7,064,200

Mark Castaneda	14,375	-		20.66	05/01/18
	3,833	-		13.04	01/29/19
	30,000	-		12.33	03/29/21
	17,500	-		1.39	05/11/22
	150,000	-		1.07	11/12/22
	8,334	16,666	(3)	3.43	03/14/24
	-	25,000	(4)	5.33	05/05/25
						588,683	4,709,464

Matthew T. Sheehan	10,000	-		1.07	11/12/22
	100,000	-		1.05	12/04/22
	25,000	25,000	(5)	1.76	6/10/23
	8,334	16,666	(3)	3.43	03/14/24
	-	25,000	(4)	5.33	05/05/25
						735,854	5,886,832

(1)	Reflects hypothetical units outstanding under our Amended and Restated Value Creation Plan (“VCP”) as of December 31, 2015 for each of our NEOs based on (a) the Company’s achievement of the $15 million adjusted EBITDA target under the VCP during the 2015 fiscal year, (b) an increase in our share price from $1.39 when the VCP was established in May 2012 to $8.00 on December 31, 2015 (and a corresponding increase in our market capitalization for purposes of determining the value of the VCP pool) and (c) the respective NEO’s interest in the overall VCP pool. This column does not reflect continuing award opportunities for our NEOs under the VCP based upon the potential achievement in future years of the $20 million adjusted EBITDA target under the VCP (which was raised to $24 million on March 3, 2016) or the $25 million adjusted EBITDA target under the VCP (which was raised to $28 million on March 3, 2016), as no meaningful representative amounts for these opportunities were determinable as of December 31, 2015. Further information regarding calculation of amounts under, and the vesting terms and conditions of, the VCP awards can be found in the “Compensation Discussion and Analysis” above under “Value Creation Plan.”

(2)	Reflects the value of the hypothetical units outstanding under our VCP as of December 31, 2015 for each of our NEOs (as described in Footnote 1 immediately above) multiplied by the closing market price of our common stock on December 31, 2015 ($8.00). Further information regarding calculation of amounts under, and the vesting terms and conditions of, the VCP awards can be found in the “Compensation Discussion and Analysis” above under “Value Creation Plan.”

(3)	These options vest in equal annual installments on March 14, 2016 and 2017.

(4)	These options vest in equal annual installments on May 5, 2016, 2017 and 2018.

(5)	These options vest in equal annual installments on June 10, 2016 and 2017.

Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized during the fiscal year ended December 31, 2015 upon vesting of restricted stock units previously or simultaneously granted to each of our NEOs. No stock options were exercised by our NEOs during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Billy D. Prim	-	-	5,000	29,400

Mark Castaneda	-	-	4,166	24,496

Matthew T. Sheehan	-	-	-	-

(1)	The amounts set forth in this column were calculated by multiplying the closing market price of our common stock on the vesting date ($5.88) by the number of shares vesting on such date.

2015 Potential Payments Upon Termination or Change of Control

The following table sets forth hypothetical amounts that would have been payable to Messrs. Prim, Castaneda and Sheehan upon termination of employment under various scenarios or a change of control of Primo, assuming any such event had occurred on December 31, 2015.

Benefits and Payments upon Termination	Termination for Cause or without Good Reason prior to Retirement	Termination without Cause or for Good Reason		Termination without Cause or for Good Reason following a Change of Control		Termination due to Disability or Death		Retirement		Change of Control (No Termination)

Billy D. Prim:
Base Salary(1)	$-	$438,508		$877,016		$-			$-	$-
Non-Equity Incentive Plan Compensation(2)	$-	$190,298		$380,596		$-			$-	$-
Value Creation Plan(3)	$-	$7,064,200		$7,064,200		$7,064,200			$7,064,200	$-
Vesting of Equity Awards	$-	$72,400	(4)	$171,500	(5)	$171,500	(6)	$		$171,500	(5)
Health Insurance(7)	$-	$14,826		$29,652		$-			$-	$-
Life Insurance(7)	$-	$72		$144		$-			$-	$-
Disability Coverage(7)	$-	$361		$722		$-			$-	$-
Total:	$-	$7,780,665		$8,523,830		$7,235,700			$7,064,200	$171,500

Mark Castaneda:
Base Salary(8)	$-	$273,510		$410,265		$-			$-	$-
Non-Equity Incentive Plan Compensation(9)	$-	$59,382		$89,073		$-			$-	$-
Value Creation Plan(3)	$-	$4,709,464		$4,709,464		$4,709,464			$4,709,464	$-
Vesting of Equity Awards	$-	$60,334	(4)	$142,914	(5)	$142,914	(6)	$		$142,914	(5)
Health Insurance(10)	$-	$21,486		$32,229		$-			$-	$-
Life Insurance(10)	$-	$72		$108		$-			$-	$-
Disability Coverage(10)	$-	$361		$542		$-			$-	$-
Total:	$-	$5,124,609		$5,384,595		$4,852,378			$4,709,464	$142,914

Matthew Sheehan:
Base Salary(8)	$-	$308,459		$462,689		$-			$-	$-
Non-Equity Incentive Plan Compensation(9)	$-	$100,888		$151,332		$-			$-	$-
Value Creation Plan(3)	$-	$5,886,832		$5,886,832		$5,886,832			$5,886,832	$-
Vesting of Equity Awards	$-	$60,334	(4)	$298,914	(5)	$298,914	(6)	$		$298,914	(5)
Health Insurance(10)	$-	$21,629		$32,444		$-			$-	$-
Life Insurance(10)	$-	$72		$108		$-			$-	$-
Disability Coverage(10)	$-	$361		$542		$-			$-	$-
Total:	$-	$6,378,575		$6,832,861		$6,185,746			$5,886,832	$298,914

(1)	Represents a payment equal to Mr. Prim’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 2.0 times Mr. Prim’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(2)	Represents a payment equal to the average annual bonus earned by Mr. Prim for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 2.0 times the average annual bonus earned by Mr. Prim for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(3)	Represents a payment equal to the amount of the award that would otherwise be due to the NEO under the Amended and Restated Value Creation Plan (“VCP”) related to 2015, based upon (a) the Company’s achievement of the $15 million adjusted EBITDA target under the VCP during the 2015 fiscal year, (b) an increase in our common stock price from $1.39 when the VCP was established in May 2012 to $8.00 on December 31, 2015 (and a corresponding increase in our market capitalization for purposes of determining the amount of the VCP pool) and (c) the respective NEO’s interest in the overall VCP pool.

(4)	Represents the value of option awards held at December 31, 2015 which are scheduled to vest within six months of such date, based upon the closing market price on December 31, 2015 ($8.00) of our shares of common stock.

(5)	Represents the value of option awards held at December 31, 2015, based upon the closing market price on December 31, 2015 ($8.00) of the shares of common stock. These option awards would vest in full upon a Change of Control.

(6)	Represents the value of option awards held at December 31, 2015, based upon the closing market price on December 31, 2015 ($8.00) of our shares of common stock. Pursuant to the NEO’s option award agreement, these option awards would vest in full upon the executive’s death or Disability (as defined in the NEO’s option award agreement).

(7)	In the case of a termination without Cause or for Good Reason, represents the estimated incremental cost to maintain coverage under the applicable policy for 12 months. In the case of a termination without Cause or for Good Reason in connection with a Change of Control, represents the estimated incremental cost to us to maintain coverage under the applicable policy for 24 months.

(8)	Represents a payment equal to such NEO’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 1.5 times such NEO’s highest base salary in effect during the 12 months immediately prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(9)	Represents a payment equal to the average annual bonus earned by the NEO for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason and a payment equal to 1.5 times the average annual bonus earned by the NEO for the most recent two fiscal years ending prior to the termination date in the case of a termination without Cause or for Good Reason in connection with a Change of Control.

(10)	In the case of a termination without Cause or for Good Reason, represents the estimated incremental cost to maintain coverage under the applicable policy for 12 months. In the case of a termination without Cause or for Good Reason in connection with a Change of Control, represents the estimated incremental cost to us to maintain coverage under the applicable policy for 18 months.

Unless noted otherwise, all capitalized terms in the foregoing footnotes have the meanings given to them in the respective NEO employment agreements.

Employment Agreements and Change of Control Arrangements

Billy D. Prim and Mark Castaneda

The following summaries of our employment agreements with Messrs. Prim and Castaneda describe the agreements with such individuals that were amended and restated in June 2013.

Mr. Prim’s employment agreement provides for a base annual salary of $400,000, which may be adjusted up but not down by our Board of Directors.  Mr. Prim is also eligible to receive bonuses and awards of equity and non-equity compensation as approved by our Board of Directors.  The employment agreement entitles Mr. Prim to participate in all other benefits generally available to our other senior executives.  Mr. Prim’s employment agreement provides Mr. Prim the right to receive at least 30% of the bonus pool awarded to all participants under the Company’s Value Creation Plan in any fiscal year.  Mr. Prim’s employment agreement also provides for: (i) an annual automatic cost of living increase to base salary based on the Consumer Price Index; (ii) long-term disability coverage at 100% of base annual salary; (iii) an annual physical paid for by Primo; (iv) a Section 4999 excise tax gross-up payment to cover certain taxes and penalties; and (v) Primo’s payment of certain attorneys fees incurred in the event Mr. Prim has to take action to enforce his rights under the employment agreement.  We have agreed to maintain insurance coverage for and indemnify Mr. Prim in connection with his service as a director and officer of our Company.

Our employment agreement with Mr. Prim provided for an initial three-year employment term that originally commenced April 1, 2010 and that automatically extends for additional one-year periods unless terminated by Mr. Prim or us upon at least 90 days’ prior written notice of intention not to renew.  The agreement may also be terminated by us or Mr. Prim for other reasons and, subject to the conditions set forth in the employment agreement, provides for certain payments to Mr. Prim upon a termination of his employment or a change of control of Primo, as described below.

Our employment agreement with Mr. Castaneda is substantially similar to our employment agreement with Mr. Prim, except that the economic terms differ between the agreements and Mr. Castaneda’s employment agreement does not provide for: (i) an annual automatic cost of living increase to base salary; (ii) additional long-term disability coverage; (iii) a Primo-paid annual physical; (iv) a Section 4999 excise tax gross-up payment to cover certain taxes and penalties; and (v) our payment of certain attorney fees;.  Mr. Castaneda’s employment agreement provides for a base annual salary of $250,000, which base salary may be adjusted up but not down by our Board of Directors.  Mr. Castaneda is also eligible to receive bonuses and awards of equity and non-equity compensation as approved by our Board of Directors.  The employment agreement entitles Mr. Castaneda to participate in all other benefits generally available to our other senior executives.  Mr. Castaneda’s employment agreement provides Mr. Castaneda the right to receive at least 20% of the bonus pool awarded to all participants under the Company’s Value Creation Plan in any fiscal year.  We have agreed to maintain insurance coverage for and indemnify Mr. Castaneda in connection with his service as an officer of our Company.

Our employment agreement with Mr. Castaneda provided for an initial three-year employment term that originally commenced April 1, 2010 and that automatically extends for additional one-year periods unless terminated by Mr. Castaneda or us upon at least 90 days’ prior written notice of intention not to renew.  The agreement may also be terminated by us or Mr. Castaneda for other reasons and, subject to the conditions set forth in the employment agreement, provides for certain payments to be made to Mr. Castaneda upon a termination of his employment or a change of control of Primo, as described below.

Under our agreements with Messrs. Prim and Castaneda, these individuals are entitled to certain benefits upon their termination or upon a Change of Control (as defined in the employment agreement).

Under these employment agreements, if either of Messrs. Prim or Castaneda is terminated without Cause (as defined in the respective employment agreement) or if either of Messrs. Prim or Castaneda resigns for Good Reason (also as defined in the respective employment agreement), then such individual is entitled to the following benefits:

•	severance payments in an amount equal to (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date;

•	coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other executive officers for the 12 months following his termination date; and

•	the immediate vesting of any restricted stock, stock option or other equity compensation awards scheduled to vest within six months of his termination date.

If either Mr. Prim or Mr. Castaneda is terminated without Cause or resigns for Good Reason or his employment is otherwise terminated due to death, disability, or retirement from the Company in good standing, such executive will remain eligible for an award under the Company’s Value Creation Plan for the fiscal year in which such termination occurs and may receive a full current-year award based on the Company’s progress towards the applicable target at the time of such termination.

Under his employment agreement, if Mr. Prim is terminated without Cause or he resigns for Good Reason, in either case within two years following a Change of Control, then he is entitled to the following benefits under his employment agreement:

•	severance payments in an amount equal to 2.0 times the sum of (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date; and

•	coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other executive officers for the 24 months following his termination date.

Under his employment agreement, if Mr. Castaneda is terminated without Cause or he resigns for Good Reason, in either case within two years following a Change of Control, then he is entitled to the following benefits under his employment agreement:

•	severance payments in an amount equal to 1.5 times the sum of (i) his highest annual base salary in effect during the 12 months immediately prior to his termination date plus (ii) the average annual bonus earned by him for the most recent two fiscal years ending prior to his termination date; and

•	coverage under health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) the other executive officers for the 18 months following his termination date.

In addition, any restricted stock, stock option or other equity compensation awards held by Mr. Prim or Mr. Castaneda that are unvested will immediately vest as of the date of the Change of Control.

Matthew T. Sheehan

The following summary of the employment agreement of Mr. Sheehan describes our employment agreement with Mr. Sheehan that was entered into in June 2013.

Our employment agreement with Mr. Sheehan has an initial term expiring on June 10, 2016 with automatic one-year renewals and provides for an annual base salary of $300,000.  Mr. Sheehan has a target bonus level under the Company’s Annual Incentive Plan of 75% of his base salary.  Mr. Sheehan’s employment agreement also provides him the right to participate in the Company’s Value Creation Plan and the right to receive at least 25% of the bonus pool awarded to all participants under the Value Creation Plan in any fiscal year.  We have agreed to maintain insurance coverage for and indemnify Mr. Sheehan in connection with his service as an officer of our Company.

Mr. Sheehan’s employment agreement provides that if he is terminated without Cause (as defined in Mr. Sheehan’s employment agreement) or resigns for Good Reason (also as defined in Mr. Sheehan’s employment agreement), Mr. Sheehan will receive (i) base salary through the termination date, (ii) any applicable prorated annual bonus, based on actual performance for the year of termination as determined by the Company’s Board in its discretion, (iii) any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination, and (iv) any accrued vacation and any other amounts Mr. Sheehan is entitled to under the Company’s employee benefit plans.  If Mr. Sheehan is terminated without Cause or resigns for Good Reason or his employment is otherwise terminated due to death, disability, or retirement from the Company in good standing, he will remain eligible for an award under the Value Creation Plan for the fiscal year in which such termination occurs and may receive a full current-year award based on the Company’s progress towards the applicable Value Creation Plan target at the time of such termination

If the Company does not renew Mr. Sheehan’s employment agreement at the end of the initial term or any renewal term or Mr. Sheehan is terminated without Cause or resigns for Good Reason, Mr. Sheehan will receive an amount equal to the sum of (A) one year’s base salary plus (B) the average annual bonus (including amounts paid under the Value Creation Plan) earned by Mr. Sheehan for the most recent two fiscal years ending prior to the termination date.  Additionally, if the Company does not renew Mr. Sheehan’s employment agreement at the end of the initial term or any renewal term or Mr. Sheehan is terminated without Cause or resigns for Good Reason, Mr. Sheehan will receive continuation of health benefits or payment of COBRA health insurance premiums for up to 12 months following termination and any equity compensation awards granted by the Company (a) that were otherwise scheduled to vest within six months after the termination date for all options that have a monthly or quarterly vesting schedule and (b) that were otherwise scheduled to vest at the next vesting date for all options that have an annual vesting schedule shall vest immediately.

The employment agreement provides that if Mr. Sheehan is terminated without Cause or resigns for Good Reason in connection with or within two years of a Change of Control (as defined in Mr. Sheehan’s employment agreement), Mr. Sheehan will receive in addition to any amounts otherwise payable under the employment agreement in connection with the termination of employment an amount equal to 0.5 times the sum of (A) one year’s base salary plus (B) the average annual bonus earned by Mr. Sheehan for the most recent two fiscal years ending prior to the termination date.  In such case, Mr. Sheehan will also be entitled to an additional six months of health benefits continuation or payment of COBRA health insurance premiums and immediate vesting of all outstanding unvested equity awards.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015, with respect to compensation plans under which our equity securities are available for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,957,702	$4.05	1,386,795

Equity compensation plans not approved by security holders	-	-	-

Total	1,957,702	$4.05	1,386,795

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Executive officers, directors and such greater than 10% stockholders are required to furnish us copies of all ownership reports they file.  Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during 2015, Mark Castaneda, Jamila B. Granger, Billy D. Prim, Matthew Sheehan and David J. Mills each filed one late Form 4 with respect to a restricted stock unit grant and, in the case of Mr. Castaneda, Ms. Granger, Mr. Sheehan and Mr. Mills, with respect to shares withheld to pay taxes upon the vesting of restricted stock unit grants.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Brenner, Kilgore, McQuilkin and Warnock.  None of the members of our Compensation Committee during 2015 is or has at any time been an officer or employee of Primo.  None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation committee during 2015.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of: (i) the integrity of Primo’s financial statements; (ii) the effectiveness of Primo’s internal controls over financial reporting; (iii) Primo’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of Primo’s registered public accounting firm; and (v) performance of Primo’s registered public accounting firm.

Primo’s management is responsible for the preparation, presentation, and integrity of complete and accurate financial statements in accordance with generally accepted accounting principles in the United States and for maintaining appropriate accounting and financial reporting principles and policies and establishing and maintaining internal controls designed to assure compliance with accounting standards and applicable laws. Primo’s registered public accounting firm is responsible for planning and conducting in accordance with generally accepted auditing standards in the United States an audit of Primo’s annual financial statements and a review of Primo’s quarterly financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Primo’s audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

During the past fiscal year, the Audit Committee discussed with Primo’s registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee also received during the past year the written disclosures and the letter from Primo’s registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Primo for the fiscal year ended December 31, 2015 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Susan E. Cates, Chair
Richard A. Brenner
Jack C. Kilgore

Related Party Transactions

Our Audit Committee Charter requires our Audit Committee to review and approve or ratify any related party transaction that is required to be disclosed under Item 404 of Regulation S-K.  In the course of its review or approval of a transaction, our Audit Committee will consider:

•	the nature of the related person’s interest in the transaction, including the actual or apparent conflict of interest of the related person;

•	the material terms of the transaction and their commercial reasonableness;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us and the benefit and perceived benefits, or lack thereof, to us;

•	opportunity costs of alternate transactions;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Primo; and

•	any other matters the Committee deems appropriate.

We will not enter a related person transaction without the approval or ratification of our Audit Committee, and directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.

Other than compensation agreements and other arrangements which are described in “Director Compensation” and “Executive Compensation” beginning on pages 18 and 20 respectively, since January 1, 2015 there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Proposal 2 – Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected BDO USA, LLP as our independent registered public accounting firm for 2016.  We are presenting this selection to our stockholders for ratification at the annual meeting.

BDO audited our consolidated financial statements for 2015.  A representative of BDO is expected to be present at the annual meeting. In addition to having the opportunity to make a statement, the BDO representative will be available to respond to any appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required.  We are submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of BDO.

The Board of Directors recommends a vote “FOR” ratification of the appointment of BDO as our independent registered public accounting firm for 2016.

Change in Independent Registered Public Accounting Firms

On August 24, 2015, we dismissed RSM US LLP (formerly McGladrey LLP) as the independent registered public accounting firm of the Company. The dismissal of RSM US LLP was approved by the Company’s Audit Committee.

RSM US LLP’s audit reports on the Company’s financial statements for the years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the Company’s two most recent fiscal years ended December 31, 2014 and 2013 and through August 24, 2015, the Company did not have any disagreement with RSM US LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to RSM US LLP’s satisfaction, would have caused RSM US LLP to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements.  In addition, during the Company’s two most recent fiscal years ended December 31, 2014 and 2013 and through August 24, 2015, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On August 24, 2015, the Company’s Audit Committee engaged BDO as its new independent registered public accounting firm to audit the Company’s financial statements for the Company’s fiscal year ending December 31, 2015. The decision to engage BDO as the Company’s independent registered public accounting firm was the result of a competitive selection process.

During the Company’s two most recent fiscal years and the subsequent interim periods preceding BDO’s appointment, neither the Company nor anyone on its behalf consulted BDO regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by BDO to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Registered Public Accounting Firm Fees

The following tables present fees for professional services rendered by BDO and RSM US LLP, respectively, for the fiscal years ended December 31, 2015 and 2014.

BDO USA, LLP
	FY 2015	FY 2014

Audit Fees(1)	$332,500	-

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees	-	-

Total	$332,500	-

(1)	Audit Fees consist of fees and expenses billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements.

RSM US LLP
	FY 2015	FY 2014

Audit Fees(1)	$102,784	$433,239

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees(2)	-	-

Total	$102,784	$433,239

(1)	Audit Fees consist of fees and expenses billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports, and services that were normally provided by RSM US LLP in connection with statutory and regulatory filings or engagements.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee reviews and pre-approves all audit and non-audit services provided by our independent registered public accounting firm.  The Audit Committee may delegate this pre-approval authority to a member of the committee but the decisions of such person must be presented to the full Audit Committee at the next scheduled meeting.

Additional Information

Multiple Stockholders Sharing the Same Address

As permitted by SEC rules, we will deliver only one Annual Report on Form 10-K and proxy statement to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver, upon oral or written request, a separate copy of the Annual Report on Form 10-K and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Stockholders wishing to receive a separate Annual Report on Form 10-K and proxy statement or stockholders wishing to receive a single copy of Annual Reports on Form 10-K or proxy statements if they are receiving multiple copies of Annual Reports on Form 10-K or proxy statements may contact Primo Water Corporation, Attention: Corporate Secretary at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101, Telephone: (336) 331-4000.

2015 Annual Report to Stockholders

This proxy statement is accompanied by our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  The Annual Report on Form 10-K, which contains our consolidated financial statements and other information about us, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material.  Copies of this proxy statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PRIMO WATER CORPORATION 101 NORTH CHERRY STREET, SUITE 501 WINSTON-SALEM, NC 27101

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
	☐	☐	☐
1. Election of Directors
Nominees

01 Richard A. Brenner	02 Susan E. Cates

The Board of Directors recommends you vote FOR the following proposal:
		For	Against	Abstain
2.	To ratify the appointment of BDO USA, LLP as Primo's registered public accounting firm for our 2016 fiscal year.	☐	☐	☐

NOTE:  Such other business as may properly come before the meeting or any adjournment thereof. EACH OF ITEMS 1 AND 2 HAS BEEN PROPOSED BY PRIMO WATER CORPORATION.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, and the Annual Report on Form 10-K is/are available at www.proxyvote.com

PRIMO WATER CORPORATION
Proxy for Annual Meeting of Stockholders
April 28, 2016
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Billy D. Prim and Mark Castaneda, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Primo Water Corporation which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Primo Water Corporation to be held April 28, 2016, at 1:00 p.m. local time, at the Corporate Headquarters at 101 North Cherry Street, Suite 501, Winston-Salem, North Carolina 27101, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

Please sign and date on the reverse side and return promptly in the enclosed postage paid envelope.

Continued and to be signed on reverse side